_____________________________________________________________________





                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 11-K


                            ANNUAL REPORT
                    PURSUANT TO SECTION 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


               _________________________________________________


                   For the fiscal year ended December 31, 1997


                           Commission File Number 1-7978


                              BLACK HILLS CORPORATION
                           EMPLOYEE STOCK PURCHASE PLAN


                              BLACK HILLS CORPORATION
                                  625 NINTH STREET
                                     PO BOX 1400
                           RAPID CITY, SOUTH DAKOTA 57709



 ______________________________________________________________________

                         BLACK HILLS CORPORATION
                      EMPLOYEE STOCK PURCHASE PLAN
                          FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1997 AND 1996
                         TOGETHER WITH REPORT OF
                     INDEPENDENT PUBLIC ACCOUNTANTS


                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Employee Stock Purchase Plan
Committee of the Black Hills Corporation
Employee Stock Purchase Plan:

We have audited the accompanying statements of financial position of the Black Hills Corporation Employee Stock Purchase Plan (the Plan) as of December 31, 1997 and 1996, and the related statements of income and changes in participants' equity for each of the three years in the period ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Employee Stock Purchase Plan Committee and the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1997 and 1996, and the income and changes in participants' equity for each of the three years in the period ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.




Minneapolis, Minnesota                       Arthur Andersen LLP
January 28, 1998

                         Black Hills Corporation
                      Employee Stock Purchase Plan
                    Statements of Financial Position
                               December 31

                                            1997                     1996
ASSETS
                                           $43,582                  $81,332
LIABILITIES AND PARTICIPANTS EQUITY
  Participants' Equity                     $43,582                  $81,332


        The accompanying note is an integral part of these statements.

                            Black Hills Corporation
                         Employee Stock Purchase Plan
           Statements of Income and Changes in Participants' Equity
                           For the years December 31


                                             1997         1996        1995
Participants' Equity, Beginning of Year    $ 81,332      $115,820    $148,339
Increases (Decreases) During the Year:
  Employee Contributions Received           359,188       462,870     593,879
  Dividend Income                            11,804        14,094      33,841
  Distributions to Participants            (408,742)     (511,452)   (660,239)
Participants' Equity, End of Year          $ 43,582      $ 81,332    $115,820


The accompanying note is an integral part of these statements.

                         Note to Financial Statements

(1)  Plan Description

     GENERAL - The Black Hills Corporation Employee Stock Purchase Plan was adopted by the Company's Board of Directors on January 29, 1987, and approved by the Company's stockholders on May 20, 1987, at which time 100,000 shares of the Company's Common Stock were reserved for offering under this Plan. At the May 23, 1995 Annual Meeting of Shareholders, the Company's stockholders approved an additional 200,000 shares of the Company's Common Stock, for issuance under this Plan. As of December 31, 1997, 186,639 shares were available for issuance under the Plan.

     The Board of Directors of the Company determine the "Offering Date" on which shares of stock may be offered. Offerings under the Plan may be made at such times, for such number of shares and remain open for such periods (up to 90 days) as the Company's Board of Directors may prescribe. Subscriptions can only be accepted during the prescribed period. The subscription price per share is equal to 90 percent of the fair market value of the Common Stock on the offering date and is set forth in the Subscription Agreement.

     ADMINISTRATION - The Plan is administered by the Board of Directors of the Company who have the power and authority to promulgate such rules and regulations as they deem appropriate for the administration of the Plan, to interpret its provisions and to take all actions in connection therewith as they deem necessary or advisable. Other aspects of administration are handled by the Employee Stock Purchase Plan Committee, the members of which shall be designated from time to time by the Chief Executive Officer of the Company. The Company pays all administrative costs of the Plan.

     ELIGIBILITY - Each full-time employee of the Company or its subsidiaries, including officers, but excluding directors who are not employees of the Company or subsidiaries, is eligible to participate in the Plan. A full-time employee is one who has been employed by the Company or a subsidiary for at least six months prior to the Offering Date and who is in active service on the date an offering is made. Any employee whose customary employment is twenty hours or less per week or whose customary employment is for not more than five months per calendar year is not eligible to participate.

     No employee is allowed to participate in the Plan if such employee, immediately after the offering is granted, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company.

     CONTRIBUTIONS - The plan is solely funded by employee contributions. An eligible employee may subscribe for not less than 20 nor more than 400 shares of Common Stock in connection with each offering. A subscription must be accompanied by an initial payment of $1.00 for each share of stock for which a subscription is made. The remaining balance will be paid through equal payroll deductions during the 12 month period following the Subscription Date.

     INVESTMENT OF FUNDS; ISSUANCE OF SHARES - Amounts paid by employees on Employee Stock Purchase Plan subscriptions through payroll deductions are applied solely to purchase shares of Common Stock allotted to them, pursuant to the Plan.

     Except in the event of withdrawal or cancellation, certificates for shares subscribed to pursuant to an offering are not issued to an employee until all shares have been paid for in full.

     DIVIDENDS - Dividends are applied toward the purchase of additional shares of common stock of the Company through the Dividend Reinvestment and Stock Purchase Plan at the offering price.

     WITHDRAWAL FROM THE PLAN OR CANCELLATION OF SUBSCRIPTION -
      Shares are distributed to employees after the subscription is paid for in full.

     An employee participating in the Plan has the right, any time prior to payment in full, to cancel a subscription for unpaid shares by giving the committee written notice to that effect. Upon payment in full of the subscription or upon withdrawal from the Plan or termination of employment, the participant's account will be cleared by one of the following methods pursuant to the participants request; (a) Shares transferred to employee's "of record" account; (b) Certificate issued for whole shares and a check for fractional shares; or (c) Shares sold on the open market.

     Termination of employment for any reason including retirement or death, accompanied by failure of the terminated employee or the legal representative of the descendent to pay the entire balance due for the purchase of the shares for which a subscription has been accepted will result in cancellation. Such election shall be made within ten days of the time of termination of employment, except for death which shall be within two months following death.

                                     SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Stock Purchase Plan Committee has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.




                                               Black Hills Corporation
                                               Employee Stock Purchase Plan


Date:  March 9, 1998                           By /s/Roxann R. Basham
                                                  Roxann R. Basham

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K, into the Company's previously filed Registration Statement (Form S-8 No. 33-63059).




                                      /s/  ARTHUR ANDERSEN LLP


Minneapolis, Minnesota
March 9, 1998